FIRST AMENDMENT to the
CUSTODY AGREEMENT

THIS FIRST AMENDMENT to the Custody Agreement is made as of November 26, 2018 by and between CUSHING ETF TRUST, a Delaware statutory trust (the “Trust”), CUSHING ASSET MANAGEMENT, LP, the investment adviser to the Trust (the “Adviser”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the Trust and Custodian have previously entered into a certain Custody Agreement, dated as of September 21, 2018, (the “Agreement”); and

WHEREAS, the parties desire to amend Article VII Section 7.01 (Compensation) of the Agreement and to add an additional party to the Agreement, as hereinafter provided;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

(1)	Amendment. The Agreement shall be amended as follows:

(a)  The Agreement shall be amended by adding Cushing Asset Management, LP, the investment advisor to the Trust (the “Adviser”) as an additional party.

The preamble to the Agreement shall be deleted and replaced in its entirety with the following:

THIS AGREEMENT is made as of the last date on the signature block below by and between CUSHING ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).
Cushing Asset Management, LP, the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Article 7.01 only.

(b)  Article 7.01 (Compensation) of the Agreement shall be deleted and replaced in its entirety with the following:

7.01. Compensation
Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). The Adviser shall pay the fees set out in Exhibit C together with the fees for all other services provided to the Trust by U. S. Bancorp Fund Services, LLC ( including its affiliated entities, together “Fund Services”) pursuant to a certain Fund Administration Agreement, Fund Accounting Agreement, Transfer Agent Agreement and Distribution Agreement as a combined unitary fee to Fund Services. Custodian shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C as are reasonably incurred by Custodian in performing its duties hereunder.  The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith.  The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

(2)
Entire Agreement.  This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby.  This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CUSHING ETF TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jerry V. Swank	By: /s/ Anita M. Zagrodnik

Name: Jerry V. Swank	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP

Date: 11/26/18	Date: 11/29/18

CUSHING ASSET MANAGEMENT, LP
(with respect to Article 7.01 only)

By: /s/ John Alban

Name: John Alban

Title: COO

Date: 11/26/18